Disclaimer

The information contained in the attached materials (the "Information") has been provided by Credit Suisse Securities (USA) LLC ("CS") and is preliminary and subject to change.   The Information does not include all of the information required to be included in the private placement memorandum relating to the securities.  As such, the Information may not reflect the impact of all structural characteristics of the securities.  The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ("Offering Documents") discussed in this communication.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037.

There shall not be any offer or sale of the securities discussed in this communication in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool.  Neither CS nor the issuer has verified these analyses, calculations or valuations.  Neither CS nor the issuer has undertaken to update or amend the Information since the date it was issued.   More current information may be available publicly from other sources.

The attached material may not be forwarded or provided by you to any other person.

An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

CSAB Mortgage-Backed Trust Series 2006-2 - Stack Price/Yield -- Class A6A

Settle	09/29/2006
First Payment	10/25/2006

Prepay	25 PPC	50 PPC	75 PPC	100 PPC	125 PPC	150 PPC	175 PPC
	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call

Yield	5.900	5.900	5.900	5.900	5.900	5.901	5.901
WAL	9.40	7.83	7.00	6.35	5.49	4.68	3.80
Principal Window	37 - 275	37 - 179	37 - 128	38 - 95	39 - 74	41 - 60	33 - 50

Prepay	25 PPC	50 PPC	75 PPC	100 PPC	125 PPC	150 PPC	175 PPC
	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat

Yield	5.900	5.901	5.903	5.919	5.964	5.976	5.979
WAL	9.41	7.85	7.07	6.70	6.54	5.72	4.64
Principal Window	37 - 352	37 - 326	37 - 263	38 - 203	39 - 161	41 - 134	33 - 111

Prepay	5 CPR	10 CPR	15 CPR	20 CPR	25 CPR	30 CPR	35 CPR	40 CPR	45 CPR
	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call	To-Call

Yield	5.900	5.900	5.900	5.900	5.900	5.900	5.900	5.901	5.901
WAL	9.95	8.34	7.43	6.90	6.34	5.61	4.94	4.19	3.39
Principal Window	37 - 295	37 - 212	37 - 154	37 - 119	38 - 94	39 - 76	41 - 64	35 - 54	30 - 46

Prepay	5 CPR	10 CPR	15 CPR	20 CPR	25 CPR	30 CPR	35 CPR	40 CPR	45 CPR
	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat	To-Mat

Yield	5.900	5.900	5.901	5.905	5.922	5.961	5.976	5.980	5.987
WAL	9.95	8.35	7.47	6.99	6.73	6.62	6.06	5.15	4.23
Principal Window	37 - 354	37 - 341	37 - 303	37 - 249	38 - 202	39 - 167	41 - 143	35 - 122	30 - 105